Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Quarterly Cash Dividend and Adoption of Annual Dividend Policy

Irving, Texas, December 21, 2005 Thomas Group, Inc. (TGIS.OB) today announced that it has adopted a policy under which it intends to pay an aggregate annual cash dividend of $0.20 on each outstanding share of common stock.  The annual dividend will be payable quarterly at a rate of $0.05 per share.  On December 20, 2005, Thomas Group’s Board of Directors declared the first quarterly cash dividend under this annual dividend policy.  The record date for the fourth quarter 2005 cash dividend is December 30, 2005, and the payment date for that dividend is January 13, 2006.

“This is the first dividend declaration in the history of Thomas Group, “ stated Jim Taylor, President and CEO. “The fourth quarter dividend represents a return to our shareholders of what we believe to be outstanding performance in 2005.  The adoption of the annual dividend policy displays our confidence in the future prospects of Thomas Group. We remain committed to delivering results for our clients and building value for our shareholders.”

The annual cash dividend policy and the payment of future cash dividends under the policy are subject to the continuing determination by the board of directors that the policy remains in the best interests of Thomas Group’s shareholders and compliance with laws applicable to the declaration and payment of cash dividends.

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Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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